CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-148815 on Form N-6 of our report dated April 19, 2023, relating to the financial statements and financial highlights of the individual Sub-Accounts which comprise Separate Account VL II of Talcott Resolution Life and Annuity Insurance Company appearing on Form N-VPFS for the year ended December 31, 2022, and to the references to us under the heading “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
April 27, 2023